Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Third Quarter 2012 Earnings and

Development of Post Soho Square™ in Tampa, Florida

Investor/Analyst Conference Call Scheduled for Wednesday, October 31 at 12:00 noon ET

ATLANTA, Monday, October 29, 2012 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $21.3 million, or $0.39 per diluted share, for the third quarter of 2012, compared to net income of $7.9 million, or $0.15 per diluted share, for the third quarter of 2011.

Net income available to common shareholders for the nine months ended September 30, 2012, was $62.3 million, or $1.15 per diluted share, compared to net income of $16.3 million, or $0.32 per diluted share, for the nine months ended September 30, 2011.

The Company’s net income available to common shareholders for the nine months ended September 30, 2012 included other income of $0.9 million relating primarily to a construction litigation settlement and a gain of $6.1 million on the sale of an asset. The Company’s net income available to common shareholders for the nine months ended September 30, 2011 included a $0.4 million gain on the sale of a technology investment and $1.8 million of costs associated with the Company’s redemption of preferred stock.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the third quarter of 2012 was $41.6 million, or $0.76 per diluted share, compared to $26.7 million, or $0.52 per diluted share, for the third quarter of 2011.

FFO for the nine months ended September 30, 2012, was $115.5 million, or $2.13 per diluted share, compared to $72.8 million, or $1.44 per diluted share, for the nine months ended September 30, 2011. The Company’s reported FFO for the nine months ended September 30, 2012, included the $0.9 million of other income discussed above, or $0.02 per diluted share. The Company’s reported FFO for the nine months ended September 30, 2011, included costs related to the redemption of preferred stock, offset by the technology sale gain discussed above, totaling a net reduction to FFO of $1.3 million, or $0.03 per diluted share.

Said Dave Stockert, Post’s CEO, “Our business continues to be robust, across-the-board. Core funds from operations grew on a per-share basis in the third quarter by more than 20%. We put up another strong quarter of same-store operating results, closed a significant number of condominium sales, and commenced another apartment development that should create value, while complementing our high-quality portfolio. Finally, we were delighted that both of the major ratings agencies have now upgraded our corporate credit ratings to reflect the work we’ve done to strengthen the balance sheet.”

Same Store Community Data

Average economic occupancy at the Company’s 50 same store communities, containing 18,114 apartment units, was 96.6% and 96.4% for the third quarter of 2012 and 2011, respectively.

Total revenues for the same store communities increased 6.7% and total operating expenses increased 3.2% during the third quarter of 2012, compared to the third quarter of 2011, resulting in a 9.0% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 6.4% during the third quarter of 2012, compared to the third quarter of 2011.

On a sequential basis, total revenues for the same store communities increased 2.7% and total operating expenses increased 3.6%, producing a 2.1% increase in same store NOI for the third quarter of 2012, compared to the second quarter of 2012. On a sequential basis, the average monthly rental rate per unit increased 2.2%. For the third quarter of 2012, average economic occupancy at the same store communities was 96.6%, compared to 96.1% for the second quarter of 2012.

For the nine months ended September 30, 2012, average economic occupancy at the Company’s same store communities was 96.2%, compared to 95.5% for the nine months ended September 30, 2011.

Total revenues for the same store communities increased 7.4% and total operating expenses increased 3.4% during the first nine months of 2012, compared to the first nine months of 2011, resulting in a 10.1% increase in same store NOI. The average monthly rental rate per unit increased 6.4% for the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Development Activity

The Company today announced the development of its Post Soho Square™ apartment community located in the Hyde Park submarket of Tampa, Florida. Post Soho Square™ is planned to consist of 231 apartment units with an average unit size of approximately 880 square feet and approximately 10,556 square feet of retail space. The community is expected to have a total estimated development cost of approximately $39.8 million. The Company currently expects the stabilized yield on the project will be approximately 6.25%, after a 3% management fee and $300 per unit reserve, and based on current market rents, without trending. The Company anticipates that first apartment unit deliveries will occur in the first quarter of 2014.

In September and October 2012, the Company began leasing units at its Post South Lamar™ apartment community located in Austin, Texas and at the third phase of its Post Midtown Square® apartment community in Houston, Texas. As of October 26, 2012, Post South Lamar™ and Post Midtown Square® – Phase III were 11.7% and 3.2% leased, respectively.

In the aggregate, the Company has 2,046 units in seven apartment communities, and approximately 45,085 square feet of retail space, under development or in lease-up with a total estimated cost of $340.2 million. The Company currently expects to utilize available borrowings under its unsecured bank credit facilities, or other indebtedness, as well as net proceeds from its on-going condominium sales and its at-the-market common equity sales program to fund future estimated construction expenditures.

Financing Activity

Corporate Credit Ratings

In September and October 2012, Standard and Poor’s Ratings Services and Moody’s Investors Service raised the Company’s corporate credit and senior unsecured credit ratings to BBB/Baa2, from BBB-/Baa3, respectively, and revised the Company’s outlook to stable, from positive.

As a result of these ratings actions, effective as of October 1, 2012, the interest rate on the Company’s $300 million unsecured bank term loan was reduced by 0.20%, to LIBOR plus 1.70%. After considering the interest rate swaps that hedge this debt, the unsecured term loan now bears interest at a blended fixed rate of approximately 3.24% (subject to any further adjustment based on subsequent changes in the Company’s credit ratings). The interest rates on the Company’s combined $330 million unsecured revolving lines of credit were also reduced as of that date by 0.175%, to LIBOR plus 1.225%, and the annual facility fee on the syndicated revolving line of credit was reduced as of that date by 0.075%, to 0.225% per annum.

Leverage, Line and Term Loan Capacity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of real estate assets and debt) was 36.8% at September 30, 2012.

On October 10, 2012, the Company repaid $53.0 million of secured mortgage indebtedness that became open for prepayment at par. The stated interest rate on the note was 5.50%, and it was scheduled to mature in January 2013.

As of October 26, 2012, the Company had cash and cash equivalents of $3.9 million. Additionally, the Company had outstanding borrowings of $8.3 million and had letters of credit totaling $0.6 million under its combined $330 million unsecured lines of credit.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

At-the-Market Common Equity Activity

During the third quarter of 2012, the Company completed the sell-out of its initial at-the-market (ATM) common equity program that provided for the sale of up to 4 million shares of common stock. The Company also has available a second ATM common equity program that provides for the sale of up to an additional 4 million shares of common stock. As of October 26, 2012, no shares have been issued under that program. The Company expects to continue to use its ATM programs as an additional source of capital and liquidity, to maintain the strength of its balance sheet and to fund its planned investment activities. Sales under these programs are dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock, the Company’s liquidity position and the potential use of proceeds.

During the third quarter of 2012, the Company sold 136,500 shares under the initial ATM program, at an average gross price of $51.24 per share, producing net proceeds of $6.8 million. Since inception of this program, the Company has sold 4,000,000 shares, at an average gross price of $41.48 per share, producing net proceeds of $162.2 million.

Condominium Activity

During the third quarter of 2012, the Company closed 24 condominium units at its Austin and Atlanta condominium projects for aggregate gross revenue of $23.5 million. As of October 26, 2012, the Company has, in the aggregate, closed 188 units at the Austin and Atlanta condominium projects and has 22 units under contract. There can be no assurance that condominium units under contract will close.

The Company recognized net gains in FFO of $10.3 million, or $0.19 per diluted share, from condominium sales activities during the third quarter of 2012, compared to $2.6 million, or $0.05 per diluted share, during the third quarter of 2011.

2012 Outlook

The estimates and assumptions presented below are forward looking and are based on the Company’s future view of the apartment and condominium markets and of general economic conditions, as well as other risks outlined below under the caption “Forward-Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its revised outlook, the Company anticipates that FFO for the full year 2012 will be in the range set forth below, as compared to its previous outlook issued in its July 2012 earnings release. The tables below reflect anticipated net gains from condominium sales (for purposes of this discussion, “Condo FFO”) and FFO before Condo FFO (for purposes of this discussion, “Core FFO”).

	Current Outlook	Previously Issued Outlook
Core FFO	$2.22 - $2.24	$2.14 - $2.20
Condo FFO	$0.55 - $0.57	$0.36 - $0.40
FFO	$2.77 - $2.81	$2.50 - $2.60

Same Store Assumptions	Current Outlook	Previously Issued Outlook
Revenue	6.90% - 7.10%	6.25% - 6.75%
Operating expenses	4.60% - 4.80%	4.25% - 4.75%
Net operating income (NOI)	8.20% - 8.60%	7.20% - 8.20%

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the For Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 19 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, debt extinguishment gains (losses) and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) interest coverage ratios; (2) fixed charge coverage ratios; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; (8) a ratio of consolidated income available for debt service to annual debt service charge; and (9) a debt to annualized income available for debt service ratio. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity, and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

The Company uses income available for debt service to calculate certain debt ratios and statistics. Income available for debt service is defined as net income (loss) before interest, taxes, depreciation, amortization, gains on sales of real estate assets, non-cash impairment charges and other non-cash income and expenses. Income available for debt service is a supplemental measure of operating performance that does not represent and should not be considered as an alternative to net income or cash flow from operating activities as determined under GAAP, and the Company’s calculation thereof may not be comparable to similar measures reported by other companies, including EBITDA or Adjusted EBITDA.

Property Operating Statistics – The Company uses average economic occupancy, gross turnover, net turnover and percentage increases in rent for new and renewed leases as statistical measures of property operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage. Gross turnover is defined as the percentage of leases expiring during the period that are not renewed by the existing residents. Net turnover is defined as gross turnover decreased by the percentage of expiring leases where the residents transfer to a new apartment unit in the same community or in another Post® community. The percentage increases in rent for new and renewed leases are calculated using the respective new or renewed rental rate as of the date of a new lease, as compared with the previous rental rate on that same unit.

Conference Call Information

The Company will hold its quarterly conference call on Wednesday, October 31, at 12:00 noon ET. The revised telephone numbers are 800-533-7954 for U.S. and Canada callers and 785-830-1924 for international callers. The access code is 7431207. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under For Investors/Event Calendar. The replay will begin at 2:00 p.m. ET on Wednesday, October 31, and will be available until Tuesday, November 6, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for U.S. and Canada callers and 719-457-0820 for international callers. The access code for the replay is 7431207. A replay of the call also will be archived on Post’s website under For Investors/Audio Archives.

About Post

Post Properties, founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 22,218 apartment units in 60 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 2,046 apartment units in seven communities currently under development or in lease-up. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding apartment market conditions, expectations regarding use of proceeds from unsecured bank credit facilities, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, revenue, operating expenses and net operating income, anticipated development activities (including projected construction expenditures and timing), expectations regarding the for-sale condominium business, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2011 and in subsequent filings with the SEC; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; exposure to economic and other competitive factors due to market concentration; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including the timing and volume of condominium sales; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and buyers of the Company’s for-sale condominium homes and development locations; the Company’s ability to compete for limited investment opportunities; the effects of changing interest rates and effectiveness of interest rate hedging contracts; the success of the Company’s acquired apartment communities; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; increased costs arising from health care reform; any breach of the Company’s privacy or information security systems. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
OPERATING DATA
Total revenues	$86,374	$78,612	$248,810	$227,567
Net income available to common shareholders	$21,285	$7,872	$62,320	$16,275
Funds from operations available to common shareholders and unitholders (Table 1)	$41,644	$26,735	$115,521	$72,753

Weighted average shares outstanding - diluted	54,392	51,053	54,001	50,259
Weighted average shares and units outstanding - diluted	54,536	51,215	54,149	50,426

PER COMMON SHARE DATA - DILUTED
Net income available to common shareholders	$0.39	$0.15	$1.15	$0.32

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.76	$0.52	$2.13	$1.44

Dividends declared	$0.25	$0.22	$0.72	$0.62

1)

Funds from operations available to common shareholders and unitholders per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 277 and 402 for the three months and 340 and 397 for the nine months ended September 30, 2012 and 2011, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 129 and 164 for the three months and 126 and 162 for the nine months ended September 30, 2012 and 2011, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net income available to common shareholders	$21,285	$7,872	$62,320	$16,275
Noncontrolling interests - Operating Partnership	60	25	175	54
Depreciation on consolidated real estate assets, net	20,012	18,475	58,171	55,340
Depreciation on real estate assets held in unconsolidated entities	287	363	910	1,084
Gains on sales of depreciable real estate assets - unconsolidated entities	—	—	(6,055)	—

Funds from operations available to common shareholders and unitholders	$41,644	$26,735	$115,521	$72,753

Funds from operations - per share and unit - diluted (1)	$0.76	$0.52	$2.13	$1.44

Weighted average shares and units outstanding - diluted (1)	54,665	51,379	54,275	50,588

1)

Diluted weighted average shares and units include the impact of dilutive securities totaling 277 and 402 for the three months and 340 and 397 for the nine months ended September 30, 2012 and 2011, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 129 and 164 for the three months and 126 and 162 for the nine months ended September 30, 2012 and 2011, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Nine months ended
	September 30, 2012	September 30, 2011	June 30, 2012	September 30, 2012	September 30, 2011
Total same store NOI	$47,185	$43,271	$46,202	$138,453	$125,748
Property NOI from other operating segments	1,639	480	521	2,511	692

Consolidated property NOI	48,824	43,751	46,723	140,964	126,440

Add (subtract):
Interest income	20	374	288	359	982
Other revenues	209	243	206	637	686
Depreciation	(20,334)	(18,823)	(19,497)	(59,172)	(56,383)
Interest expense	(11,816)	(14,207)	(11,103)	(34,564)	(43,119)
Amortization of deferred financing costs	(667)	(717)	(698)	(2,026)	(2,085)
General and administrative	(3,763)	(3,970)	(3,883)	(11,931)	(12,332)
Investment and development	(203)	(239)	(322)	(1,005)	(1,013)
Other investment costs	(547)	(329)	(306)	(1,159)	(1,278)
Gains on condominium sales activities, net	10,261	2,581	8,530	25,695	8,757
Equity in income of unconsolidated real estate entities, net	475	235	495	7,416	790
Other income (expense), net	(137)	(71)	737	444	230
Net loss on extinguishment of indebtedness	—	—	—	(301)	—

Net income	$22,322	$8,828	$21,170	$65,357	$21,675

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q3 ‘12 vs. Q3 ’11 % Change	Q3 ‘12 vs. Q2 ’12 % Change	Q3 ‘12 % Same Store NOI
	September 30, 2012	September 30, 2011	June 30, 2012
Rental and other revenues
Atlanta	$20,982	$19,655	$20,320	6.8%	3.3%
Washington, D.C.	13,283	12,837	13,108	3.5%	1.3%
Dallas	16,261	15,101	15,720	7.7%	3.4%
Tampa	8,851	8,226	8,628	7.6%	2.6%
Charlotte	5,013	4,594	4,845	9.1%	3.5%
New York	3,709	3,580	3,668	3.6%	1.1%
Houston	3,446	3,135	3,359	9.9%	2.6%
Orlando	2,777	2,583	2,711	7.5%	2.4%
Austin	2,845	2,619	2,770	8.6%	2.7%

Total rental and other revenues	77,167	72,330	75,129	6.7%	2.7%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	8,569	7,963	8,087	7.6%	6.0%
Washington, D.C.	4,157	4,384	3,946	(5.2)%	5.3%
Dallas	6,996	6,691	6,655	4.6%	5.1%
Tampa	3,275	3,153	3,257	3.9%	0.6%
Charlotte	1,675	1,729	1,742	(3.1)%	(3.8)%
New York	1,612	1,561	1,607	3.3%	0.3%
Houston	1,407	1,388	1,439	1.4%	(2.2)%
Orlando	1,042	1,028	1,001	1.4%	4.1%
Austin	1,249	1,162	1,193	7.5%	4.7%

Total	29,982	29,059	28,927	3.2%	3.6%

Net operating income
Atlanta	12,413	11,692	12,233	6.2%	1.5%	26.4%
Washington, D.C.	9,126	8,453	9,162	8.0%	(0.4)%	19.3%
Dallas	9,265	8,410	9,065	10.2%	2.2%	19.6%
Tampa	5,576	5,073	5,371	9.9%	3.8%	11.8%
Charlotte	3,338	2,865	3,103	16.5%	7.6%	7.1%
New York	2,097	2,019	2,061	3.9%	1.7%	4.4%
Houston	2,039	1,747	1,920	16.7%	6.2%	4.3%
Orlando	1,735	1,555	1,710	11.6%	1.5%	3.7%
Austin	1,596	1,457	1,577	9.5%	1.2%	3.4%

Total same store NOI	$47,185	$43,271	$46,202	9.0%	2.1%	100.0%

Average rental rate per unit
Atlanta	$1,214	$1,139	$1,187	6.6%	2.3%
Washington, D.C.	1,883	1,826	1,859	3.1%	1.3%
Dallas	1,160	1,080	1,137	7.4%	2.1%
Tampa	1,348	1,260	1,321	7.0%	2.0%
Charlotte	1,167	1,071	1,129	9.0%	3.4%
New York	3,824	3,715	3,777	2.9%	1.2%
Houston	1,338	1,218	1,292	9.9%	3.6%
Orlando	1,487	1,383	1,447	7.5%	2.7%
Austin	1,466	1,350	1,421	8.6%	3.2%
Total average rental rate per unit	1,370	1,288	1,341	6.4%	2.2%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Nine months ended		% Change
	September 30, 2012	September 30, 2011
Rental and other revenues
Atlanta	$61,273	$57,095	7.3%
Washington, D.C.	39,245	37,263	5.3%
Dallas	47,103	43,569	8.1%
Tampa	25,988	24,199	7.4%
Charlotte	14,521	13,301	9.2%
New York	10,979	10,513	4.4%
Houston	10,050	9,116	10.2%
Orlando	8,150	7,575	7.6%
Austin	8,307	7,421	11.9%

Total rental and other revenues	225,616	210,052	7.4%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	24,472	23,681	3.3%
Washington, D.C.	12,126	12,080	0.4%
Dallas	20,178	19,384	4.1%
Tampa	9,703	9,203	5.4%
Charlotte	5,037	5,068	(0.6)%
New York	4,905	4,632	5.9%
Houston	4,052	3,976	1.9%
Orlando	3,046	3,012	1.1%
Austin	3,644	3,268	11.5%

Total	87,163	84,304	3.4%

Net operating income
Atlanta	36,801	33,414	10.1%
Washington, D.C.	27,119	25,183	7.7%
Dallas	26,925	24,185	11.3%
Tampa	16,285	14,996	8.6%
Charlotte	9,484	8,233	15.2%
New York	6,074	5,881	3.3%
Houston	5,998	5,140	16.7%
Orlando	5,104	4,563	11.9%
Austin	4,663	4,153	12.3%

Total same store NOI	$138,453	$125,748	10.1%

Average rental rate per unit
Atlanta	$1,190	$1,113	6.9%
Washington, D.C.	1,861	1,806	3.0%
Dallas	1,138	1,061	7.3%
Tampa	1,322	1,231	7.4%
Charlotte	1,134	1,043	8.7%
New York	3,782	3,691	2.5%
Houston	1,298	1,194	8.7%
Orlando	1,453	1,358	7.0%
Austin	1,429	1,316	8.6%
Total average rental rate per unit	1,344	1,263	6.4%

Table 4

Computation of Debt Ratios

(In thousands)

	As of September 30,
	2012	2011
Total real estate assets per balance sheet	$2,177,745	$2,025,333
Plus:
Company share of real estate assets held in unconsolidated entities	59,177	70,419
Company share of accumulated depreciation - assets held in unconsolidated entities	10,658	12,091
Accumulated depreciation per balance sheet	825,015	748,306

Total undepreciated real estate assets (A)	$3,072,595	$2,856,149

Total debt per balance sheet	$1,036,492	$1,030,852
Plus:
Company share of third party debt held in unconsolidated entities	49,531	59,601

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,086,023	$1,090,453

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	35.3%	38.2%

Total debt per balance sheet	$1,036,492	$1,030,852
Plus:
Company share of third party debt held in unconsolidated entities	49,531	59,601
Preferred shares at liquidation value	43,392	43,392

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,129,415	$1,133,845

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	36.8%	39.7%